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                                                Registration No. 333-35447
                                                Filed Pursuant to Rule 424(b)(3)




                       STANDARD MANAGEMENT CORPORATION
                                     AND
                        SAVERS LIFE INSURANCE COMPANY
                  SUPPLEMENT NO. 1 TO JOINT PROXY STATEMENT
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                       STANDARD MANAGEMENT CORPORATION
                         PROSPECTUS SUPPLEMENT NO. 1
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     This Supplement No. 1 dated October 8, 1997 ("Supplement") to the Joint
Proxy Statement/Prospectus dated September 17, 1997 ("Proxy Statement/Prospectus") is being furnished to the holders of Common Stock, without par value ("SMC Common Stock"), of Standard Management Corporation, an Indiana corporation ("SMC"), in connection with the solicitation of proxies by the Board of Directors of SMC for use at its Annual Meeting of Stockholders to be held at the Woodland Country Club, 100 Woodland Lane, Carmel, Indiana, on October 22, 1997 at 9:30 a.m., local time, and any adjournments or postponements thereof (the "SMC Annual Meeting").

     This Supplement is also being furnished to the holders of Common Stock, no par value ("Savers Life Common Stock"), of Savers Life Insurance Company, a North Carolina domestic stock insurance company ("Savers Life"), in connection with the solicitation of proxies by the Board of Directors of Savers Life for use at its Special Meeting of Stockholders to be held at the Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina, on October 22, 1997 at 11:00 a.m., local time, and any adjournments thereof (the "Savers Life Special Meeting").

     SMC AND SAVERS LIFE STOCKHOLDERS SHOULD CONSIDER THE INFORMATION CONTAINED HEREIN TOGETHER WITH THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS, BEFORE VOTING ON THE MATTERS TO BE PRESENTED AT THE SMC ANNUAL MEETING OR THE SAVERS LIFE SPECIAL MEETING, AS THE CASE MAY BE. PLEASE CONTACT KEVIN L. WEDMORE, STANDARD MANAGEMENT CORPORATION, 9100 KEYSTONE CROSSING, INDIANAPOLIS, INDIANA 46240 (TELEPHONE NUMBER (317) 574-5221), IF YOU WOULD LIKE TO RECEIVE AN ADDITIONAL COPY OF THE PROXY STATEMENT/PROSPECTUS. THIS SUPPLEMENT IS BEING DELIVERED TO EACH SMC AND SAVERS LIFE STOCKHOLDER ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE SMC ANNUAL MEETING OR THE SAVERS LIFE SPECIAL MEETING, AS THE CASE MAY BE.

     On October 8, 1997, SMC and Central Reserve Life Corporation, an Ohio corporation ("Central Reserve"), announced that they had signed a letter of intent and that they were engaged in discussions for a proposed merger (the "Proposed Merger") of a wholly-owned subsidiary of SMC with and into Central Reserve, with Central Reserve surviving as a wholly-owned subsidiary of SMC, pursuant to which each common share, without par value, of Central Reserve ("Central Reserve Common Shares"), would be converted into $7.00 in value of SMC Common Stock. SMC and Central Reserve intend that the Proposed Merger be structured as a tax-free transaction.

     The Proposed Merger is subject to various conditions, including approval by SMC's lenders, execution of a definitive merger agreement, regulatory approval and approval by the Boards of Directors and stockholders of both SMC and Central Reserve. THERE CAN BE NO ASSURANCE SUCH CONDITIONS WILL BE SATISFIED OR THAT THE PROPOSED MERGER WILL BE CONSUMMATED.

     Central Reserve, through its subsidiaries, sells life insurance, annuities, short-term major medical, long-term disability and small employer group health policies through a base of approximately 15,000 agents. Central Reserve is licensed to conduct business in 34 states.

     At June 30, 1997, Central Reserve had approximately $119 million in total assets. For the year ended December 31, 1996, Central Reserve reported revenues of $265 million and net loss of ($9.3) million, or ($2.20) per share. For the six months ended June 30, 1997, Central Reserve reported revenues of $135 million and net loss of ($5.4) million or ($1.26) per share. At the close of business on October 7, 1997, there were 4,261,017 Central Reserve Common Shares outstanding on a fully-diluted basis. Central Reserve Common Shares trade on The Nasdaq National Market under the symbol "CRLC."